SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 7, 2007

Optimal Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada

(State or Other Jurisdiction of Incorporation)

0-28572	98-0160833
(Commission File Number)	(IRS Employer Identification No.)

3500 de Maisonneuve Blvd. W., 2 Place Alexis-Nihon, Suite 1700, Montreal, Quebec, Canada H3Z 3C1

(Address of Principal Executive Offices, Including Zip Code)

(514) 738-8885

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240, 14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported by Optimal Group Inc. (the “Registrant”) in its Current Report on Form 8-K dated October 2, 2007, on September 26, 2007, the Registrant entered into an asset purchase agreement (the “Agreement”) with WowWee Limited, WowWee Group Company, WowWee Marketing, Inc. (collectively, “WowWee”), Power Assets Pacific Ltd., Richard Yanofsky, Peter Yanofsky David Goldhar, and Eric Lau Tung Ching. Pursuant to the Agreement, the Registrant agreed to acquire substantially all of the assets of WowWee Limited, a privately held Hong Kong-based developer, marketer and supplier of consumer robotic, toy and electronic products, as well as substantially all of the assets of WowWee Marketing, Inc., with offices in La Jolla, California, and Wow Wee Group Company, with offices in Montreal, Quebec. The Registrant’s purchase of the WowWee assets and business is referred to herein as the “Transaction.” The Agreement provided for the acquisition of the WowWee assets and business by three wholly-owned subsidiaries of the Registrant (the “Purchasers”) for an aggregate purchase price of US$65 million, US$55 million of which was payable in cash and US$10 million of which was payable to WowWee Limited in Class "A" shares of the Registrant (“Optimal Shares”) valued on the day preceding the closing date of the Transaction (the “Closing”), and the issuance of warrants to purchase up to an additional 820,000 Optimal Shares at an exercise price of US$5.56 per Optimal Share (the “Warrants”).

On November 7, 2007, the Agreement was amended (the “Amendment”) to provide that the amount of cash payable by the Purchasers at the Closing would be reduced to approximately $46.5 million and that certain cash assets of WowWee and liabilities with respect to WowWee’s bank debt and issued and unsettled checks would not be acquired by the Purchasers from Wow Wee in connection with the Transaction. The summary of the terms of the Amendment contained in the foregoing sentence is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference into this Item 1.01.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 7, 2007, the Transaction contemplated by the Agreement, as amended, was completed. As a result, the Purchasers acquired substantially all of the assets and business of WowWee. The total consideration paid by the Purchasers to WowWee consisted of a cash payment of approximately $46.5 million, the issuance of 2,169,197 Optimal Shares and the issuance of the Warrants. The Registrant will account for the Transaction using the purchase method and the results of the acquired business will be consolidated with those of the Registrant from November 7, 2007.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

As described under Item 1.01 and Item 2.01 of this Current Report on Form 8-K, on November 7, 2007, the Registrant issued 2,169,197 Optimal Shares (having a value of $10 million based on the average closing price of the Optimal Shares for the 20 trading days immediately preceding the Closing of the Transaction) and the Warrants to purchase up to an additional 820,000 Optimal Shares at an exercise price of US$5.56 per Optimal Share to WowWee Limited as part of the total consideration for the acquisition of the assets and business of WowWee by the Purchasers. The Optimal Shares and Warrants were issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder (“Regulation D”) on the basis of representations and warranties from WowWee Limited that it is an “accredited investor” within the meaning of Rule 501 of Regulation D. Under the terms of the Warrants, subject to compliance with applicable securities laws, one-half of the underlying Optimal Shares become purchasable following the first anniversary of the issuance of the Warrants and the remaining Optimal Shares underlying the Warrants become purchasable following the second anniversary of the issuance of the Warrants. Subject to the foregoing, the Warrants may be exercised in whole or in part until they expire on November 7, 2014. The number of Optimal Shares purchasable under the Warrants and the exercise price per Optimal Share are subject to anti-dilution adjustments in the event of stock dividends, subdivisions, split-ups, combinations or distributions with respect to the Optimal Shares.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description
2.1	Amendment dated as of November 7, 2007 to Asset Purchase Agreement dated September 26, 2007 (filed a Exhibit 2.1 to our Current Report on Form 8-K dated October 2, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2007	Optimal Group Inc. (Registrant)
	By:	/s/ Holden L. Ostrin
Name: Holden L. Ostrin
Title: Co-Chairman

Exhibit Index

Exhibit Number	Description

2.1	Amendment dated as of November 7, 2007 to Asset Purchase Agreement dated September 26, 2007 (filed a Exhibit 2.1 to our Current Report on Form 8-K dated October 2, 2007)

4